Exhibit (g)(1)

PRINCIPAL REAL ESTATE INCOME FUND

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the “Agreement”) is made and entered into as of this 22nd day of May, 2013, by and between ALPS Advisors, Inc., a Colorado corporation (the “Adviser”), and Principal Real Estate Income Fund (formerly known as Principal Commercial Mortgage Backed Securities Income Fund), a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Board of Trustees of the Trust (the “Board”) has approved this Agreement, and the Adviser is willing to furnish certain investment advisory services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1                                                      Appointment of the Adviser.  The Trust desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Amended and Restated Agreement and Declaration of Trust dated March 15, 2013 (the “Declaration”), and in accordance with the stated investment objectives policies and restrictions of the Fund as from time to time are in effect pursuant to the Trust’s Prospectus and Statement of Additional Information or the direction of the Board (the “Investment Policies”), and in the manner and to the extent as may from time to time be approved by the Board.  The Trust desires to employ and hereby appoints the Adviser to act as investment adviser to the Trust with full discretion to invest and reinvest the Fund’s assets in accordance with the Declaration and the Investment Policies, subject to the Board’s general supervision and direction.  The Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

2.                                                   Delivery of Fund Documents.  The Trust has furnished the Adviser with copies, properly certified or authenticated, of each of the following:

a                                          Amended and Restated Declaration of Trust;

b                                          Amended and Restated By-laws (the “By-Laws”);

c.                                     Resolutions of the Board of Trustees of the Trust selecting ALPS Advisors, Inc. as Adviser to the Trust and approving the form of this Agreement; and

d                                          the Trust’s Form N-2 Registration Statement.

The Trust will furnish the Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

3.                                                   Services provided by the Adviser. Subject to the general supervision and direction of the Board, the Adviser will: (a) manage the Trust’s assets and continuously invest and reinvest the Trust’s assets on a fully discretionary basis; (b) furnish a continual investment program for the Trust in accordance with the Trust’s Investment Policies; (c) make investment decisions for the Trust; (d) provide the Trust with investment research and statistical data, advice and supervision, data processing and clerical services; (e)

provide the Trust with access to certain office facilities, which may be the Adviser’s own offices; (f) determine what securities shall be purchased for the Trust, and what securities shall be held or sold by the Trust; (g) determine what portion of the Trust’s assets shall be held uninvested; (h) review asset allocations and investment policies with the Board every quarter; (i) advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and its committees with respect to the foregoing matters and the conduct of the business of the Fund; and (j) otherwise manage the Trust’s business affairs.

In addition, the Adviser will furnish the Trust with whatever statistical information the Trust may reasonably request with respect to the securities or other assets that the Fund may hold or contemplate purchasing.  Further, the Adviser will keep the Trust informed of developments materially affecting the Trust, and will, on its own initiative, furnish the Trust from time to time with whatever information the Adviser believes is appropriate for this purpose.

The Adviser may provide the services described in (a), (c) (f) and (g) above, either directly or by appointing suitable sub-advisers (each a “Sub-Adviser” and collectively, the “Sub-Advisers”).  The Adviser’s responsibilities under Section 7 (brokerage selection), Section 9 (books and records), Section 10(b) (valuation and significant events) and Section 11 (voting) with respect to a Sub-Adviser’s Sub-Account (defined below) shall be fulfilled by that Sub-Adviser. The appointment of Sub-Advisers shall be subject to approval by the Board and, to the extent required by the 1940 Act or any other law or regulation, approval of the shareholders of the Trust.  Further, Sub-Advisers shall serve as such only pursuant to a written agreement that complies in all respects with, and has been approved in accordance with, applicable requirements of the 1940 Act.  With respect to any and all Sub-Advisers, the Adviser will (a) advise the Board which Sub-Advisers the Adviser believes are best suited to serve as such with respect to the assets of the Trust to be allocated to separate sub-accounts (“Sub-Accounts”) of such Sub-Adviser; (b) monitor and evaluate the investment performance of each Sub-Adviser’s Sub-Account; (c) allocate and reallocate the portion of the Trust’s assets to be managed by each Sub-Adviser in its Sub-Account; (d) recommend terminations or additions of Sub-Advisers when deemed appropriate by the Adviser; (e) coordinate and monitor the investment activities of the Sub-Advisers relative to the Sub-Accounts to ensure compliance with the Fund’s Investment Policies and applicable laws, including the 1940 Act and Internal Revenue Code of 1986, as amended; (f) implement procedures reasonably designed to ensure that the Sub-Advisers comply with the Trust’s Investment Policies and with any other policies, restrictions, guidelines or limitations of the Trust or the Adviser relative to the Sub-Adviser’s management of the Sub-Account; and (g) provide reports and information to the Trust regarding the Sub-Advisers and their performance as the Trust may reasonably request from time to time.  Sub-Advisers will be compensated from the Adviser’s fee hereunder and will not receive a separate fee from the Trust.

The Adviser is also responsible for making recommendations to the Board regarding, and monitoring (for purposes of 1940 Act compliance, general market conditions and otherwise), the Trust’s use of bank borrowings (other than reverse repurchase agreements) or other similar term loans and the Fund’s issuance of preferred shares (or other “senior securities” in the form of debt or stock pursuant to Section 18 of the 1940 Act) if any. Notwithstanding anything contained herein to the contrary, should a Sub-Adviser choose to utilize reverse repurchase agreement obligations, derivative instruments or other instruments or trading practices that, according to the Securities and Exchange Commission (“SEC”) or its staff, may cause senior securities concerns, the Trust acknowledges that the monitoring of the use of such instruments or trading practices for compliance with the 1940 Act, or interpretations or modifications by the SEC, SEC staff or other authority with appropriate jurisdiction, is the responsibility of the Sub-Adviser and not the Adviser.

In all of its activities hereunder, the Adviser and its directors, officers and employees shall act in strict conformity with the Investment Policies, the Declaration and By-laws, the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and any and all other applicable laws, rules or regulations.

4.                                                   Allocation of Charges and Expenses.  The Adviser will make available, without expense to the Trust, the services of such of its officers, directors and employees as may be duly elected as officers or trustees of the Trust, subject to the individual consent of such persons to serve and to any limitations imposed by law.  The Adviser will pay all expenses incurred in performing its services under this Agreement, including compensation of and office space for directors, officers and employees of the Adviser connected with management of the Fund and compensation of Sub-Advisers.  The Adviser will not be required to pay any investment advisory related expenses of the Trust other than those specifically allocated to it in this paragraph.  In particular, but without limiting the generality of the foregoing, the Trust will be required to pay brokerage and other expenses of executing the Trust’s portfolio transactions; taxes or governmental fees; interest charges and other costs of borrowing funds; litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust’s business.

5.                                                   Compensation of the Adviser.  In consideration for the services to be performed under this Agreement, the Adviser shall receive from the Trust a management fee, calculated on a monthly basis at the annual rate of 1.05% of the Fund’s average Total Managed Assets, as that term is defined in the Prospectus and Statement of Additional Information dated May 14, 2013 (the “Registration Statement”), during the month. For this purpose, asset values will be the same as those that the Trust uses to calculate its daily net asset value pursuant to the requirements of the 1940 Act.  If the Adviser provides services to the Trust under this Agreement for a period of less than a full calendar month, the Advisory Fee will be proportionately reduced to reflect only the number of days during the month the Trust was under the Adviser’s management.  Compensation of Sub-Advisers shall be paid from the amounts paid to the Adviser hereunder.

6.                                                   Services to Other Accounts.  The Trust understands that the Adviser acts as investment adviser to other managed accounts.  Whenever the Trust and one or more other accounts advised by the Adviser are prepared to purchase or sell the same security or other assets, available purchase or sale opportunities will be allocated among the Adviser’s advisory accounts in accordance with the written policies of the Adviser and in a manner believed by the Adviser to be fair and equitable to each entity under the specific circumstances and consistent with Adviser’s fiduciary duties.  The Trust recognizes that in some cases this procedure may affect adversely the price paid or received by the Fund or the size of the position purchased or sold by the Fund.  In addition, the Trust understands that the persons employed by the Adviser to provide service to the Fund in connection with the performance of the Adviser’s duties under this Agreement will not devote their full time to that service.  Moreover, nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser or any “affiliated person” of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature to other persons or entities, including serving as investment adviser to, or employee, officer, director or trustee of, other investment companies.

7.                                                   Brokerage and Avoidance of Conflicts of Interest.  In connection with purchases or sales of securities and other assets for the account of the Trust, neither the Adviser nor any of its directors, trustees, officers, employees or other “affiliated person” (as that term is defined in the 1940 Act) will act as a principal or agent or receive any commission or other compensation with respect to such purchases or sales.  The Adviser shall arrange for the placing of all orders for the purchase and sale of securities or other assets for the Fund’s account with brokers or dealers selected by the Adviser.  In the selection of such brokers or dealers and the placing of such orders, the Adviser will use its best efforts to seek for the

Fund the most favorable execution and net price available and will consider all factors the Adviser deems relevant in making such decisions including, but not limited to, price (including any applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm involved and the firm’s risk in positioning a block of securities.

Subject to the foregoing, the Adviser may, on behalf of the Trust, pay brokerage commissions to a broker which provides brokerage and research services to the Adviser in excess of the amount another broker would have charged for effecting the transaction, provided (i) the Adviser determines in good faith that the amount is reasonable in relation to the value of the brokerage and research services provided by the executing broker in terms of the particular transaction or in terms of the Adviser’s overall responsibilities with respect to the Trust and the accounts as to which the Adviser exercises investment discretion, (ii) such payment is made in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended, and any other applicable laws and regulations, and (iii) in the opinion of the Adviser, the total commissions paid by the Trust will be reasonable in relation to the benefits to the Fund over the long term. It is recognized that the services provided by such brokers may be useful to the Adviser in connection with the Adviser’s services to other clients in addition to the Trust.

8.                                                   Standard of Care; Limitation of Liability.  The Adviser will exercise its best judgment in rendering the services described herein.  The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement, or a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and amount set forth in Section 36(b)(3) of the 1940 Act).

9.                                                   Books and Records.  The Adviser will maintain all books and records required to be maintained pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions made by it on behalf of the Trust including, without limitation, the books and records required by Rule 31a-l under the 1940 Act. The Adviser will also preserve all such books and records for the periods prescribed in Rule 31a-2 under the 1940 Act. The Adviser further agrees that all books and records maintained hereunder shall be made available to the Trust at any time upon reasonable request, including facsimile, as soon as practicable.  Upon termination of this Agreement, the Adviser, at it expense, shall promptly upon demand, return to the Trust any and all such records in a format reasonably requested by the Trust. The Adviser shall not be required to maintain books and records that are required to be maintained by the Trust’s administrator (other than those that the Adviser is nevertheless required to maintain pursuant to applicable laws and regulations).

10.                                            Reports, Information and Valuation.  (a) The Adviser will furnish to the Trust, from time to time and as the Trust may request, reports and other data or information on portfolio transactions and reports and other data or information on investments held in the portfolio or regarding the Sub-Advisers, all in such detail and in such frequency as may be reasonably requested from time to time. The Adviser will also provide the Trust, on a regular basis, with economic and investment analysis and reports or other investment services normally available to institutional or other clients of the Adviser.  The Adviser will make available its officers and employees to discuss with the Board  the investments of the Trust and the Sub-Advisers’ performance, quarterly, or upon due notice, at a time requested by the Board. The Adviser further agrees that it will not change the Trust’s investment strategies, as set forth in the Investment Policies, without the Trust’s approval, or change portfolio managers or portfolio management team members, or other key personnel, without providing prompt notice to the Trust.

(b) On an ongoing basis, the Adviser shall monitor market developments for significant events occurring after the close of the primary markets for particular portfolio investments that may materially affect their value, and shall promptly notify the Trust of any such event that comes to the Adviser’s attention.  In addition, the Adviser will respond promptly to a request from the Trust for information needed to assist the Trust in the valuation of any portfolio investment, and to provide to the Trust such information as is in the Adviser’s possession regarding the same.

(c) The Adviser shall also cooperate with the Trust’s legal counsel, any counsel to the Trust’s directors who are not “interested persons” of the Trust (as that term is defined under the 1940 Act) and the Trust’s independent public accounting firm.

11.                                            Voting.  The Adviser will, unless and until otherwise directed by the Trust, exercise all investor rights with respect to assets held by the Trust, including but not limited to voting proxies pursuant to its proxy voting policies and procedures. If requested by the Trust, the Adviser will report to the Trust regarding such voting in a format reasonably requested by the Trust.  The Adviser represents that it has adopted and implemented written policies and procedures that are reasonably designed to ensure that the Adviser votes proxies in the best interest of the Trust in compliance with the requirements of Rule 206(4)-6 under the Advisers Act.  The Adviser shall promptly provide notice and copies of any material changes to its policies procedures or other guidelines for voting proxies to the Trust.  Upon request, the Adviser shall provide the Trust with a complete and current copy of its policies, procedures and other guidelines or a description of the same for the purpose of disclosing such information as required by applicable law.

The Adviser will promptly inform and forward to the Trust any and all information received by Adviser relating to any class action or other litigation, any bankruptcy matters, or any other legal proceedings involving the Trust’s portfolio investments.

12.                                            Compliance Matters.  The Adviser shall promptly provide the Trust’s Chief Compliance Officer (“CCO”), upon request, copies of its policies and procedures for compliance by the Adviser and the Trust with the Federal Securities Laws as defined in Rule 38a-1 under the 1940 Act and promptly provide the CCO with copies of any material changes to those policies and procedures. The Adviser shall cooperate with the CCO as to facilitate the CCO’s performance of his/her responsibilities under Rule 38a-1 to review, evaluate and report to the Board on the operation of the Adviser’s compliance policies and procedures and shall promptly report to the CCO any “Material Compliance Matter” as defined by Rule 38a-1(e)(2). At least annually, the Adviser shall provide a certification to the CCO to the effect that the Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Trust and the Adviser with the Federal Securities Laws.

13. Representations and Certifications.  The Trust makes the following representations to the Adviser: (i) the Trust is a Delaware statutory trust duly registered as a closed-end management investment company under the 1940 Act; (ii) the execution, delivery and performance by the Trust of this Agreement are within the Trust’s powers and have been duly authorized by all necessary action on the part of the Board, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Trust for the execution, delivery and performance by the Trust of this Agreement; (iii) the execution, delivery and performance by the Trust of this Agreement do not contravene or constitute a default under  any provision of applicable law, rule or regulation, the Declaration, or any agreement, judgment, injunction, order, decree or other instrument binding upon the Trust; and (iv) this Agreement is a valid and binding agreement of the Trust, enforceable against it in accordance with the terms hereof.

The Adviser makes the following representations to the Trust:

(a)                                              The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Trust of the occurrence of any pending or existing event or circumstance that would disqualify Adviser or its directors, officers or employees from serving as investment adviser, director or officer of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)                                              The Adviser will discharge its duties under this Agreement in accordance with the applicable provisions of the 1940 Act, the Advisers Act, the rules and regulations thereunder, and any and all other applicable laws.

(c)                                               The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement.

(d)                                              The execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s certificate of incorporation or by-laws, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser.

(e)                                               This Agreement is a valid and binding agreement of the Adviser, enforceable against it in accordance with the terms hereof.

(f)                                                The Form ADV of the Adviser, to be provided to the Trust in connection with the execution of this Agreement, is a true and complete copy of the form as currently in effect.

(g)                                               The Adviser’s Code of Ethics, as provided to the Trust in connection with the approval of this Agreement, has been duly adopted by the Adviser and meets the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.

(h)                                              The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

(i)                                                  The Adviser has adopted and implemented policies and procedures reasonably designed to prevent violation by the Adviser and its supervised persons of the Federal Securities Laws (as defined under the 1940 Act and the Advisers Act).

(j)                                                 There is no material fact provided by the Adviser respecting or relating to the Adviser that is contained in the Registration Statement  that is untrue or inaccurate in any material respect. The Adviser will notify the Trust promptly of any material fact that the Adviser previously provided respecting or relating to the Adviser that is contained in the Registration Statement that becomes untrue or inaccurate in any material respect.

All representations and warranties made pursuant to this section shall survive for the duration of this Agreement, and each party hereto, upon becoming aware that any of its representations and warranties are no longer true in a material respect, shall promptly notify the other party.

Within forty-five (45) days after the end of each calendar year during that this Agreement is in effect, and as otherwise requested by the Fund, the Adviser shall certify to the Fund that it has complied with the requirements of Rule 17j-l under the 1940 Act and Rule 204A-1 under the Advisers Act during the previous year and that there has been no material violation of the Adviser’s Code of Ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.  Upon the Trust’s written request, the Adviser shall permit the Trust to examine the reports required to be provided to the Adviser under Rule 17j-1 and Rule 204A-1, and all other records relative to the Adviser’s Code of Ethics.

14.                                            Duration, Termination and Interpretation of this Agreement.  This Agreement shall remain in force for an initial term of two years.  The Agreement shall continue thereafter only so long as such continuance is specifically approved at least annually by the Board and by a majority of the members of the Board who are not interested persons of the Adviser or the Trust, cast in person at a meeting called for the purpose of voting on such approval, or by vote of a majority of the outstanding voting securities of the Trust.  The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.  This Agreement may, on sixty (60) days written notice to the Adviser, be terminated at any time without the payment of any penalty, by the Board, or by vote of a majority of the outstanding voting securities of the Trust. This Agreement also may be terminated by the Adviser on no less than sixty (60) days written notice to the Trust.

This Agreement shall automatically terminate in the event of its assignment.  The Adviser agrees to provide the Trust with reasonable written notice of any event(s), transaction(s) or circumstance(s), that could result in an assignment of the Agreement.

In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended or interpreted by the SEC or its staff, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

15.                                            Amendment of this Agreement.  A provision of this Agreement may be amended, changed, waived, discharged or removed only by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or removal is sought.  An amendment to this Agreement shall not be effective until approved by the Board, including a majority of the directors who are not interested persons of the Adviser or of the Trust, in accordance with the 1940 Act.  To the extent legal counsel to the Trust concludes that shareholder approval of a particular amendment to this Agreement is required under the 1940 Act, such amendment will not be effective until the required shareholder approval has been obtained.

16.                                            Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

ALPS Advisors, Inc.

1290 Broadway, Suite 1100

Denver, CO 80203

Attn: General Counsel

To the Trust at:

Principal Real Estate Income Fund

1290 Broadway, Suite 1100

Denver, CO 80203

Attention: President

17.                                            Entire Agreement; Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and shall be governed by Delaware law in a manner not in conflict with the provisions of the 1940 Act.  To the extent that the laws of the State of Delaware conflict with applicable provision of the 1940 Act, the latter shall control.

18.                                            Confidentiality.  Any information about a party hereto that such party, supplies to the other party to this Agreement, which is not otherwise in the public domain or previously known to the receiving party, shall be regarded as confidential and held in the strictest confidence. Similarly, any information about a party hereto that is generated or recorded by the other party hereto pursuant to this Agreement, which is not otherwise in the public domain, also shall be regarded as confidential and held in the strictest confidence (such information, together with the information referenced in the previous sentence, collectively, “Confidential Information”). Confidential Information includes, but is not limited to: the books and records referenced in Section 9 hereof, and any other data, records or other information in any form regarding the securities or other assets held or to be acquired by the Trust, the transactions in securities or other assets effected or to be effected on behalf of the Trust, or financial information or any other information relating to a party to this Agreement.

No party may use Confidential Information about the other party, except solely: (i) for the legitimate business purposes of the Trust for which the Confidential Information was provided, generated or recorded; or (ii) as specifically agreed to in writing by the other party to which the Confidential Information pertains. No party may disclose to others Confidential Information about the other party, except solely: (i) as may be required by applicable law or compelled by judicial or regulatory authority having competent jurisdiction over the party; or (ii) as specifically agreed to in writing by the other party to which the Confidential Information pertains. Notwithstanding the foregoing, the Fund may disclose Confidential Information regarding the Adviser to a third party for the legitimate business purposes of the Fund for which the Confidential Information was provided, generated or recorded.

Further, no party may trade in any securities issued by another party while in possession of material non-public information about that party or such securities.  Lastly, the Adviser may not consult with any other investment advisers of the Trust about transactions in securities or other assets of the Fund, except for purposes of complying with and otherwise fulfilling the obligations under this Agreement, or complying with the 1940 Act or SEC rules or regulations applicable to the Trust.

Nothing in this Agreement shall be construed to prevent the Adviser from lawfully giving other persons investment advice about, or lawfully trading on their behalf in, the shares issued by the Trust or securities or other assets held or to be acquired by the Trust.

19.                                            Miscellaneous.  Neither the holders of shares of the Trust nor the officers or trustees of the Trust in their capacities as such shall be personally liable hereunder.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. The preceding sentence, and Sections 8, 9, 14 (regarding interpretation), 16, 17, 18 and 19 shall survive the termination of this Agreement.

20.                                            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ALPS ADVISORS, INC.		PRINCIPAL REAL ESTATE INCOME FUND

By:	/s/ Thomas A. Carter	By:	/s/ Patrick Buchanan

Name:	Thomas A. Carter	Name:	Patrick Buchanan
Title:	President	Title:	Treasurer